UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 22, 2011

HealthSouth Corporation
(Exact name of Registrant as specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(IRS Employer Identification No.)

3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243
(Address of Principal Executive Offices, Including Zip Code)

(205) 967-7116
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. Regulation FD Disclosure.

Subsequent to its earnings release for the second quarter of 2011, HealthSouth Corporation (“HealthSouth” or the “Company”) assembled an Investor Reference Book, which is attached to this Current Report on Form 8-K as Exhibit 99.1. The Investor Reference Book addresses, among other things, an overview of the Company and its industry, a historical perspective of the Company, the Company’s business outlook, the Company’s financial and operational metrics and initiatives, and the Company’s value proposition. The Investor Reference Book is available at http://investor.healthsouth.com by clicking on an available link.

The Investor Reference Book attached to this Current Report on Form 8-K as Exhibit 99.1 includes data published through the Uniform Data System for Medical Rehabilitation (the “UDS”) for the second quarter of 2011. This data suggests the Company continued to grow its market share during the second quarter of 2011. This industry information, as reported through the UDS under the presumptive method on a quarter lag, showed an average 1.2% increase in discharges for UDS industry sites (including HealthSouth sites) compared to same-store discharge growth of 3.5% for HealthSouth during the second quarter of 2011.

On August 24 and 25, 2011, HealthSouth will be making an informational presentation to current and potential investors, not related to any specific transaction, in Detroit, Michigan, Milwaukee, Wisconsin, Chicago, Illinois, and Minneapolis, Minnesota. The Company will distribute to attendees a copy of the Investor Reference Book attached to this Current Report on Form 8-K as Exhibit 99.1 and a supplemental slide attached to this Current Report on Form 8-K as Exhibit 99.2 (the “Update Slide”). The Update Slide is available at http://investor.healthsouth.com by clicking on an available link.

In the Update Slide, the Company will provide its observations and considerations for the third quarter of 2011. These observations and considerations are:

●
Volume: The Company is on track to achieve 2.5% to 3.5% discharge growth in the second half of 2011, which would bring full-year discharge growth to between 4.7% and 5.2%. This growth is against a strong volume comparison of 5.9% in the fourth quarter of 2010.

●
Completed sale of five long-term acute care hospitals: As previously reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, the Company completed the sale of five long-term acute care hospitals for approximately $108 million in net cash proceeds on August 1, 2011.

●
Initiated call on balance of the 10.75% senior notes: The Company will retire its remaining 10.75% senior notes on September 1, 2011 and record an approximate $13 million additional loss on early extinguishment of debt in the third quarter of 2011. Inclusive of this transaction, the Company expects interest expense and amortization of debt discounts and fees to be approximately $27 million in the third quarter of 2011 and approximately $24 million in the fourth quarter of 2011.

The Company reiterates as of the date hereof its guidance for 2011, as previously reported in the press release furnished as an exhibit to the Current Report on Form 8-K, dated July 27, 2011, and during the Company’s earnings conference call held on July 28, 2011.

The Company uses “same-store” comparisons to explain the changes in certain performance metrics and line items within its financial statements. Same-store comparisons are calculated based on hospitals open throughout both the full current periods and throughout the full prior periods presented. These comparisons include the financial results of market consolidation transactions in existing markets, as it is difficult to determine, with precision, the incremental impact of these transactions on the Company’s results of operations.

The information contained herein is being furnished pursuant to Item 7.01 of Form 8-K, “Regulation FD Disclosure.” This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Note Regarding Presentation of Non-GAAP Financial Measures

The financial data contained in the Investor Reference Book attached as Exhibit 99.1 includes non-GAAP financial measures, including the Company’s leverage ratio and Adjusted EBITDA. The leverage ratio referenced therein is defined as the ratio of consolidated total debt to Adjusted EBITDA for the trailing four quarters. The Company believes its leverage ratio and Adjusted EBITDA are measures of its ability to service its debt and its ability to make capital expenditures. Additionally, the leverage ratio is a standard measurement used by investors to gauge the creditworthiness of an institution. The Company’s credit agreement also includes a maximum leverage ratio financial covenant which allows the Company to deduct up to $75 million of cash on hand from consolidated total debt.

The Company uses Adjusted EBITDA on a consolidated basis as a liquidity measure. The Company believes this financial measure on a consolidated basis is important in analyzing its liquidity because it is the key component of certain material covenants contained within the Company’s credit agreement, which is discussed in more detail in Note 8, Long-term Debt, to the consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Form 10-K”), and Note 3, Long-term Debt, to the condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011 (the “June 2011 Form 10-Q”). These covenants are material terms of the credit agreement, and the credit agreement represents a substantial portion of the Company’s liquidity. Non-compliance with these financial covenants under the credit agreement – its interest coverage ratio and its leverage ratio – could result in the Company’s lenders requiring the Company to immediately repay all amounts borrowed. If the Company anticipated a potential covenant violation, it would seek relief from its lenders, which would have some cost to the Company, and such relief might not be on terms favorable to those in the Company’s existing credit agreement. In addition, if the Company cannot satisfy these financial covenants, it would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to the Company’s assessment of its liquidity.

In general terms, the credit agreement definition of Adjusted EBITDA, referred to as “Adjusted Consolidated EBITDA” there, allows the Company to add back to consolidated net income interest expense, income taxes, and depreciation and amortization and then add back to or subtract from consolidated net income unusual non-cash or non-recurring items. These items have included, but may not be limited to, (1) amounts associated with government, class action, and related settlements, (2) amounts related to discontinued operations and closed locations, (3) charges in respect of professional fees for reconstruction and restatement of financial statements, including fees paid to outside professional firms for matters related to internal controls and legal fees for continued litigation and support matters discussed in Note 21, Settlements, and Note 22, Contingencies and Other Commitments, to the consolidated financial statements included in the 2010 Form 10-K, and Note 10, Settlements, and Note 11, Contingencies, to the condensed consolidated financial statements included in the June 2011 Form 10-Q, (4) stock-based compensation expense, (5) net investment and other income (including interest income), and (6) fees associated with the Company’s divestiture activities.

In accordance with the credit agreement, the Company has been allowed to add certain other items to the calculation of Adjusted EBITDA, and there may also be certain other deductions required. This includes net income attributable to noncontrolling interests and interest income associated with income tax recoveries, as discussed in Note 19, Income Taxes, to the consolidated financial statements included in the 2010 Form 10-K. In addition, the Company has been allowed to add non-recurring cash gains, such as the cash proceeds from the UBS Settlement (see Note 21, Settlements, to the consolidated financial statements included in the 2010 Form 10-K) to the calculation of Adjusted EBITDA. As these adjustments may not be indicative of the Company’s ongoing performance, they have been excluded from Adjusted EBITDA presented herein and in the Investor Reference Book attached as Exhibit 99.1.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or cash flows from operating, investing, or financing activities. The Company reconciles Adjusted EBITDA to net income, which reconciliation is set forth in the Investor Reference Book attached as Exhibit 99.1, and to net cash provided by operating activities, which reconciliation is set forth below. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the 2010 Form 10-K.

The Company also uses adjusted free cash flow as an analytical indicator to assess its performance. Management believes the presentation of adjusted free cash flow provides investors an efficient means by which they can evaluate the Company’s capacity to reduce debt and pursue development activities. The calculation of adjusted free cash flow is included in the Investor Reference Book attached as Exhibit 99.1. This measure is not a defined measure of financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities. Our definition of adjusted free cash flow is limited and does not represent residual cash flows available for discretionary spending. Because this measure is not determined in accordance with GAAP and is susceptible to varying calculations, it may not be comparable to other similarly titled measures presented by other companies. See the condensed consolidated statements of cash flows included in the June 2011 Form 10-Q for the GAAP measures of cash flows from operating, investing, and financing activities. A reconciliation of net cash provided by operating activities to adjusted free cash flow is included in the Investor Reference Book attached as Exhibit 99.1.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,		Year Ended December 31,
	2011	2010	2011	2010	2010	2009	2008	2007
	(In Millions)
Net cash provided by operating activities	$67.8	$88.3	$156.9	$173.1	$331.0	$406.1	$227.2	$230.6
Provision for doubtful accounts	(5.0)	(5.2)	(9.8)	(11.1)	(16.4)	(30.7)	(23.0)	(28.5)
Professional fees—accounting, tax, and legal	8.4	5.7	12.2	8.6	17.2	8.8	44.4	51.6
Interest expense and amortization of debt
discounts and fees	34.9	30.1	70.0	60.6	125.6	125.7	159.3	229.2
UBS Settlement proceeds, gross	-	-	-	-	-	(100.0)	-	-
Equity in net income of nonconsolidated
affiliates	3.2	2.6	5.7	5.2	10.1	4.6	10.6	10.3
Net income attributable to noncontrolling interests
in continuing operations	(11.3)	(10.3)	(23.1)	(20.0)	(40.9)	(33.3)	(29.8)	(31.1)
Amortization of debt discounts and fees	(1.2)	(1.7)	(2.3)	(3.4)	6.3	(6.6)	(6.5)	(7.8)
Distributions from nonconsolidated affiliates	(2.8)	(1.2)	(5.5)	(3.3)	(8.1)	(8.6)	(10.9)	(5.3)
Current portion of income tax expense (benefit)	0.7	(3.0)	(1.4)	(1.0)	2.9	(7.0)	(72.8)	(330.4)
Change in assets and liabilities	18.2	0.3	29.5	(1.5)	2.7	(2.0)	50.6	5.5
Net premium paid (received) on bond
issuance/redemption	18.0	-	13.9	-	-	-	-	-
Change in government, class action,
and related settlements	(10.8)	-	(6.5)	0.8	2.9	11.2	7.4	171.4
Cash provided by operating activities of
discontinued operations	(5.1)	(6.0)	(7.2)	(7.3)	(13.2)	(5.7)	(32.5)	(3.3)
Other, including realized (gains) losses on sales
of investments	0.3	0.8	0.4	0.9	2.1	1.2	(1.4)	14.5
Adjusted EBITDA	$115.3	$100.4	$232.8	$201.6	$422.2	$363.7	$322.6	$306.7

For the three months ended June 30, 2011, net cash used in investing activities was $25.8 million and resulted primarily from capital expenditures. Net cash used in financing activities during the three months ended June 30, 2011 was $122.7 million and resulted primarily from net debt payments, including the June 2011 optional redemption of $335 million of the Company’s 10.75% Senior Notes due 2016, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company’s convertible perpetual preferred stock.

For the three months ended June 30, 2010, net cash used in investing activities was $13.9 million and resulted primarily from capital expenditures, including the acquisition of an inpatient rehabilitation hospital, net settlement payments related to interest rate swaps, and net purchases of restricted investments offset by a decrease in restricted cash. Net cash used in financing activities during the three months ended June 30, 2010 was $18.7 million and resulted primarily from distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and net debt payments.

For the six months ended June 30, 2011, net cash used in investing activities was $49.2 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, and purchases of restricted investments offset by a decrease in restricted cash. Net cash used in financing activities during the six months ended June 30, 2011 was $95.8 million and resulted primarily from net debt payments, including the June 2011 optional redemption of $335 million of the Company’s 10.75% Senior Notes due 2016, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company’s convertible perpetual preferred stock.

For the six months ended June 30, 2010, net cash used in investing activities was $40.1 million and resulted primarily from capital expenditures, including the acquisition of an inpatient rehabilitation hospital, and net settlement payments related to interest rate swaps offset by a decrease in restricted cash and proceeds from the sale of our hospital in Baton Rouge, Louisiana. Net cash used in financing activities during the six months ended June 30, 2010 was $41.4 million and resulted primarily from distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and net debt payments.

For the year ended December 31, 2010, net cash used in investing activities was $125.9 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, acquisitions of businesses, and net purchases of restricted investments offset by a decrease in restricted cash and proceeds from the sale of the Company’s hospital in Baton Rouge. Net cash used in financing activities during the year ended December 31, 2010 was $237.7 million and resulted primarily from net debt payments, distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and debt amendment and issuance costs.

For the year ended December 31, 2009, net cash used in investing activities was $133.0 million and resulted primarily from capital expenditures and net settlement payments related to interest rate swaps. Net cash used in financing activities during the year ended December 31, 2009 was $224.3 million and resulted primarily from net debt payments, distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and debt amendment and issuance costs.

For the year ended December 31, 2008, net cash used in investing activities was $40.0 million and resulted primarily from capital expenditures, including expenditures associated with development activities, and net settlement payments related to an interest rate swap offset by proceeds from asset disposals, including our corporate campus. Net cash used in financing activities during the year ended December 31, 2008 was $176.0 million and resulted primarily from net debt payments made during the period, as well as distributions paid to noncontrolling interests of consolidated affiliates and dividends paid on the Company’s perpetual preferred stock, offset by proceeds from the issuance of common stock.

For the year ended December 31, 2007, net cash provided by investing activities was $1,184.5 million and resulted primarily from the proceeds from the divestitures of the Company’s surgery centers, outpatient, and diagnostic divisions. Net cash used in financing activities during the year ended December 31, 2007 was $1,436.6 million and resulted primarily from net debt payments primarily using the net proceeds from the divestitures discussed above.

Forward-Looking Statements

Statements contained in this document and the Investor Reference Book attached as Exhibit 99.1 which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, the timing of the redemption of senior notes, HealthSouth’s business strategy, its financial plans, its future financial performance, its projected business results, or its projected capital expenditures. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings or investigations involving the Company; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully complete and integrate acquisitions, investments, and joint ventures consistent with its growth strategy; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; the impact of the Budget Control Act of 2011 and any related changes to or reductions in Medicare programs; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth’s labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; the increase in the costs of defending and insuring against alleged professional liability claims and our ability to predict the estimated costs related to such claims; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarters ended June 30, 2011 and March 31, 2011.

ITEM 9.01. Financial Statements and Exhibits.

(d)           Exhibits

99.1	HealthSouth Corporation Investor Reference Book – Post Q2 2011 Earnings Release

99.2	Supplemental slide used in connection with the August 24-25, 2011 meetings with investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSOUTH Corporation

By:	/s/ John P. Whittington
Name: John P. Whittington
Title: Executive Vice President, General
Counsel, and Corporate Secretary

Dated: August 22, 2011